Exhibit 3.11

ARTICLES OF AMENDMENT AND RESTATEMENT

OF

BTI TELECOM CORP.

Pursuant to Section 55-10-7 of the General Statutes of North Carolina, the undersigned corporation hereby executes and submits the following for the purpose of amending and restating its Articles of Incorporation:

1.    The name of the corporation is BTI Telecom Corp.

2.    The corporation’s Articles of Incorporation are hereby amended and restated in their entirety, as set forth in the text of the Amended and Restated Articles of Incorporation attached hereto as Exhibit A.

3.    These Amended and Restated Articles of Incorporation contain amendments requiring shareholder approval, and shareholder approval was obtained as required by Chapter 55 of the North Carolina General Statutes.

4.    These Articles of Amendment and Restatement and Amended and Restated Articles of Incorporation will be effective upon filing.

This the 6th day of October 2003.

BTI Telecom Corp.

By:	/s/ J. Thomas Mullis
J. Thomas Mullis, Senior Vice President

Exhibit A

AMENDED AND RESTATED

ARTICLES OF INCORPORATION

OF

BTI TELECOM CORP.

1.    The name of the corporation is BTI Telecom Corp.

2.    The corporation shall have authority to issue One Hundred (100) shares, all of one class, designated common stock, with a par value of $.001 per share.

3.    The address and county of the registered office of the corporation is 327 Hillsborough Street, Raleigh, Wake County, North Carolina 27603-1725, and the name of its registered agent at such address is Corporation Service Company.

4.    The street address and county of the principal office of the corporation is 327 Hillsborough Street, Raleigh, Wake County, North Carolina 27603-1725. The mailing address of the corporation is the same as the street address.

5.    To the fullest extent permitted by the North Carolina Business Corporation Act as it exists or may hereafter be amended, no person who is serving or who has served as a director of the corporation shall be personally liable to the corporation or any of its shareholders for monetary damages for breach of duty as a director. No amendment or repeal of this article, nor the adoption of any provision to these Articles of Incorporation inconsistent with this article, shall eliminate or reduce the protection granted herein with respect to any matter that occurred prior to such amendment, repeal, or adoption.

6.    The provisions of Article 9 and Article 9A of the North Carolina Business Corporation Act, entitled “The North Carolina Shareholder Protection Act” and “The North Carolina Control Share Acquisition Act,” respectively, shall not be applicable to the corporation.

7.    Action required to be taken at a meeting of shareholders may be taken without a meeting, and without any prior notice, by shareholders having not less than the minimum number of votes that would be necessary to take the action at a meeting at which all shareholders entitled to vote were present and voted.

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